CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 54 to the registration statement on Form N-1A (the “Registration Statement”) of our report dated December 21, 2007 relating to the financial statements and financial highlights which appear in the October 31, 2007 Annual Report to Shareholders of John Hancock Greater China Opportunities Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, also constituting part of the Post-Effective Amendment listed above, and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 27, 2008